Exhibit 99.1

Investor Relations:	Public Relations:
Doug Miller	Steve Gabriel
Synplicity, Inc.	Porter Novelli
408/215-6000	408/369-1500
ir@synplicity.com	steve.gabriel@porternovelli.com

SYNPLICITY ANNOUNCES RECORD REVENUE AND EARNINGS

FOR THE FOURTH QUARTER 2004

Highlights:

•	Fourth quarter revenue and earnings per share exceeded guidance

•	Fourth quarter record revenue of $15.1 million

•	Fourth quarter record GAAP net income of $803,000, or $0.03 per diluted share

•	Fourth quarter record pro forma net income of $1.1 million, or $0.04 per diluted share

•	Total product bookings increased in the fourth quarter of 2004 both on a year over year and sequential basis

SUNNYVALE, Calif., February 1, 2005 — Synplicity, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced financial results for the fiscal quarter and year ended December 31, 2004. Revenue for the quarter ended December 31, 2004 was $15.1 million, a 14 percent increase from revenue of $13.2 million for the quarter ended December 31, 2003 and a 7 percent sequential increase from revenue of $14.1 million for the quarter ended September 30, 2004.

On a generally accepted accounting principles (GAAP) basis, net income was $803,000, or $0.03 per diluted share, for the quarter ended December 31, 2004, which included amortization of intangible assets from acquisitions of $222,000 and stock-based compensation expense of $29,000. For the quarter ended December 31, 2003, GAAP net income was $445,000, or $0.02 per diluted share, which included amortization of intangible assets of $227,000 and stock-based compensation expense of $76,000. For the quarter ended September 30, 2004, GAAP net income was $646,000, or $0.02 per diluted share, which included amortization of intangible assets from acquisitions of $223,000 and stock-based compensation expense of $38,000.

Pro forma net income was $1.1 million, or $0.04 per diluted share, for the quarter ended December 31, 2004, compared to pro forma net income of $748,000, or $0.03 per diluted share, for the quarter ended December 31, 2003, and pro forma net income of $907,000, or $0.03 per diluted share, for the quarter ended September 30, 2004. Pro forma figures exclude the impact of amortization of intangible assets and stock-based compensation expense. A reconciliation of GAAP to pro forma net income is included with this press release.

For the year ended December 31, 2004, revenue was $57.0 million, a 15 percent increase from revenue of $49.6 million for the year ended December 31, 2003. For the year ended December 31, 2004, Synplicity had GAAP net income of $2.2 million, or $0.08 per diluted share, compared to a net loss of $377,000 or $0.01 per diluted share, for the year ended December 31, 2003. Pro forma net income was $3.3 million, or $0.12 per diluted share, for the year ended December 31, 2004, compared to pro forma net income of $957,000, or $0.04 per diluted share, for the year ended December 31, 2003.

Separately, Synplicity also announced that Gary Meyers, president and CEO, has replaced Bernie Aronson as a director on the board of the Company effective January 28, 2005.

“We had an excellent fourth quarter which capped a strong financial year, including the highest quarterly revenue and earnings since inception,” said Gary Meyers. “In fiscal 2004 we grew product bookings, revenues and earnings. As we look to 2005, we expect that the combination of our leadership position in FPGA synthesis and our strong positioning in the structured ASIC market will provide us with solid revenue and earnings growth,” Meyers concluded.

Business Outlook

The following statements are based on current expectations. We do not intend to update, confirm or change this guidance until our earnings conference call, although we may provide additional detail regarding our guidance on today’s scheduled call.

•	Revenue for the first quarter of 2005 is expected to be approximately $14.3 million

•	GAAP operating expenses for the first quarter of 2005 are expected to be flat with the fourth quarter of 2005

•	GAAP and pro forma net income per fully diluted share for the first quarter of 2005 are expected to be approximately $0.00 and $0.01, respectively

•	Revenue for 2005 is expected to be approximately $62 million

•	GAAP operating expenses for 2005 are expected to increase by approximately nine percent from 2004

•	GAAP and pro forma net income per fully diluted share for 2005 is expected to be approximately $0.13 and $0.16, respectively

Audio Webcast

Synplicity’s earnings call will be webcast today at 2:00 p.m. Pacific, and may be accessed at http://investor.synplicity.com or at http://www.firstcallevents.com. Synplicity will discuss its fourth quarter and year 2004 results, and 2005 business outlook. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through March 31, 2005. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on February 1, 2005 through February 8, 2005. To listen to a replay, call (719) 457-0820, access code 5735477.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income and net income per share that exclude certain non-cash charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude the amortization of intangible assets from acquisitions and stock-based compensation expense for stock options granted prior to Synplicity’s initial public offering. Synplicity has previously provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash expenses and therefore are helpful to understanding Synplicity’s underlying operational results. Further, these non-GAAP measures are some of the primary measures Synplicity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies.

About Synplicity

Synplicity® Inc. (Nasdaq: SYNP) is a leading supplier of innovative synthesis, verification and physical implementation software solutions that enable the rapid and effective design and verification of semiconductors. Synplicity’s high-quality, high-performance tools significantly reduce costs and time-to-market for FPGA, structured/platform ASIC and cell-based/COT ASIC designers. The company’s underlying Behavior Extracting Synthesis Technology® (BEST™), which is embedded in its logical, physical and verification tools, and has led to Synplicity’s top position in FPGA synthesis, now provides the same fast runtimes and quality of results to ASIC and COT customers. The company’s fast, easy-to-use products support industry standard design languages (VHDL and Verilog) and run on popular platforms. Synplicity employs over 280 people in its 20 facilities worldwide. Synplicity is headquartered in Sunnyvale, California. For more information, visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Synplicity’s business outlook for revenue, operating expenses, net income and net income per share. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Synplicity’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In some cases, you will be able to identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,”

“anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions and actual events or results may differ materially. Synplicity cannot provide any assurance that its future results will meet expectations. Synplicity’s operating results could differ materially due to a number of factors, including the performance and quality of both its FPGA and ASIC software products relative to its competitors’ products, the market acceptance of structured ASICs and the growth of its ASIC synthesis business. For additional information and considerations regarding the risks faced by Synplicity, see its annual report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time including its quarterly reports on Form 10-Q. Although Synplicity believes that the expectations reflected in the forward-looking statements are reasonable, Synplicity cannot guarantee future results, levels of activity, performance or achievements. In addition, neither Synplicity nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Synplicity disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity and Behavior Extracting Synthesis Technology are registered trademarks of Synplicity, Inc. BEST is a trademark of Synplicity Inc. All other names mentioned herein are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004	December 31, 2003
	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and short-term investments	$48,681	$45,374
Accounts receivable, net	8,851	8,024
Other current assets	2,167	2,054

Total current assets	59,699	55,452
Property and equipment, net	2,989	2,941
Goodwill	1,272	1,272
Intangible assets, net	2,347	3,237
Other assets	780	559

Total assets	$67,087	$63,461

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$1,087	$1,098
Accrued liabilities	1,398	1,756
Accrued compensation	3,797	3,328
Deferred revenue	15,957	15,228

Total current liabilities	22,239	21,410
Shareholders’ equity:
Common stock	56,107	55,601
Additional paid-in capital	3,452	3,453
Deferred stock-based compensation	(88)	(275)
Accumulated deficit	(13,984)	(16,198)
Accumulated other comprehensive loss	(639)	(530)

Total shareholders’ equity	44,848	42,051

Total liabilities and shareholders’ equity	$67,087	$63,461

SYNPLICITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue:
License	$8,547	$7,390	$31,744	$27,744
Maintenance	6,554	5,822	25,210	21,816

Total revenue	15,101	13,212	56,954	49,560
Cost of revenue:
Cost of license	105	286	553	488
Cost of maintenance	634	530	2,450	2,122
Amortization of intangible assets from acquisitions	222	227	890	891

Total cost of revenue	961	1,043	3,893	3,501

Gross profit	14,140	12,169	53,061	46,059
Operating expenses:
Research and development	6,039	5,194	23,495	21,069
Sales and marketing	6,011	5,407	21,945	20,740
General and administrative	1,452	1,163	5,593	4,730
Stock-based compensation	29	76	186	443

Total operating expenses	13,531	11,840	51,219	46,982

Income (loss) from operations	609	329	1,842	(923)
Other income, net	194	116	604	581

Income (loss) before income taxes	803	445	2,446	(342)
Income tax provision	—	—	232	35

Net income (loss)	$803	$445	$2,214	$(377)

Net income (loss) per share:
Basic net income (loss) per share:	$0.03	$0.02	$0.09	$(0.01)

Shares used in basic per share calculation	26,071	25,804	26,013	25,641

Diluted net income (loss) per share:	$0.03	$0.02	$0.08	$(0.01)

Shares used in diluted per share calculation	27,246	27,588	27,432	25,641

SYNPLICITY, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO PRO FORMA NET INCOME

(in thousands, except per share data)

(unaudited)

	Quarter Ended			Year Ended December 31,
	December 31,		September 30,
	2004	2003	2004	2004	2003
GAAP net income (loss)	$803	$445	$646	$2,214	$(377)
Amortization of intangible assets from acquisitions	222	227	223	890	891
Stock-based compensation	29	76	38	186	443

Pro forma net income	$1,054	$748	$907	$3,290	$957

Pro forma net income per share:
Pro forma net income per common share	$0.04	$0.03	$0.03	$0.12	$0.04

Shares used in pro forma per share calculation	27,246	27,588	26,858	27,432	26,676

	Quarter Ending March 31, 2005	Year Ending December 31, 2005
	(Forward-Looking)
GAAP net income per diluted share	$—	$0.13
Amortization of intangible assets from acquisitions	0.01	0.03
Stock-based compensation	—	—

Pro forma net income per diluted share	$0.01	$0.16